Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nationwide Life and Annuity Insurance Company:

We consent to the use of our reports for Nationwide VL Separate Account-G dated March 18, 2008 and for Nationwide Life and Annuity Insurance Company dated April 25, 2008, included herein, and to the reference to our firm under the heading “Services” in the Statement of Additional Information (File No. 333-121878).

/s/ KPMG LLP

Columbus, Ohio
April 25, 2008